Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Susan Eich
+1 612 851 6205
susan.eich@softbrands.com

SOFTBRANDS APPOINTS GREGG A. WALDON CHIEF FINANCIAL OFFICER

Minneapolis, June 5, 2006 – SoftBrands, Inc. (AMEX: SBN) today announced the appointment of Gregg A. Waldon as senior vice president and chief financial officer. Waldon’s employment is effective immediately. Most recently, Waldon was chief financial officer, secretary and treasurer of Stellent, Inc. (NASDAQ: STEL), a provider of content management software solutions.

“SoftBrands is very pleased to have someone of Gregg’s caliber join our company,” said Randy Tofteland, SoftBrands president and chief executive officer. “Gregg is an excellent match for our needs, given his fourteen years as chief financial officer for two publicly traded companies, seven of them at a high-growth software company.  In addition, Gregg has extensive international experience. We believe Gregg will provide strong leadership for the finance function and help it become more efficient and effective in helping SoftBrands achieve its business goals.”

Waldon joined Stellent in April 1999, playing a key role in its follow-on stock offerings, multiple acquisitions and operations. Prior to Stellent, Waldon was with GalaGen Inc., a bio-pharmaceutical company, serving as chief financial officer from 1994 to 1999.  He also held positions at GalaGen as treasurer; vice president finance and controller. Earlier in his career Waldon was with Price Waterhouse LLP for more than six years as an audit manager in its middle market and emerging growth practice in Minneapolis, and as a senior staff accountant.  He holds a bachelor of science degree in accounting from Bemidji State University and a master’s of science degree in finance from Colorado State University.

“I am very enthusiastic about joining SoftBrands at this point in its history,” said Waldon.  “I believe there is enormous upside potential in the company and I am looking forward to making a meaningful contribution as part of the leadership team.”

In March 2006, SoftBrands announced that David Latzke, senior vice president and chief financial officer, would be leaving the company. Consistent with his agreement in March, Latzke remained chief financial officer of SoftBrands until Waldon was retained, and will continue to assist with the transition process through June 30, 2006.

About SoftBrands
SoftBrands, Inc. is a global leader in providing solutions for small- to medium-sized businesses in the manufacturing and hospitality industries worldwide. With approximately 4,000 customers in over 60 countries now actively using its manufacturing and hospitality products, SoftBrands has established a global infrastructure for distribution, development and support of enterprise software. The company, headquartered in Minneapolis, Minnesota, has 600 employees with branch offices in Europe, India, Asia, Australia and Africa. Additional information can be found at www.softbrands.com.